UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )

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Lyondell Chemical Company

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The following is an internal communication to all employees of Lyondell Chemical Company posted on Lyondell's internal website.

Create a New Name for Lyondell + Basell

What do FedEx, Pepsi and American Express have in common? All three are organizations with well-respected, international brands that are instantly recognized.  And all three are similar in size or smaller, in terms of annual revenues, than our company is expected to be following the close of the merger of Lyondell and Basell.

Our merged organization is expected to be one of the world’s largest producers of chemicals, polymers and fuels, with dramatically more breadth and scale than either company possesses alone. As we join the highest ranks of our industry, just behind BASF and Dow, we are presented with a choice: keep our existing company names (or some version thereof) or select a new name – one that helps to unify our organizations and focuses more on our future aspirations than the legacies of our pasts.

Great names are powerful. They differentiate companies from their competitors, make an emotional connection with audiences and help to build brands that ignite the passions of customers. Lyondell and Basell are working together with a strategic branding agency to articulate our new company’s brand positioning – a summary of everything about our current names, where our organizations have been and where our new organization is headed. From that, the process of generating ideas for a new name will begin.

However, no one is closer to the Lyondell identity than our employees. You carry our name with you to customer meetings, college recruiting fairs, community advisory panels, trade shows, supplier events, regulatory agencies, analyst presentations and more. You understand how our name and the reputation it carries impact our ability to do business. So, we want you to have the opportunity to participate in the process of creating the company’s new name by submitting your ideas to our online poll.

All names must be submitted by 5 p.m. CT on Friday, Sept. 21. You can submit ideas as an individual or get together with your colleagues to brainstorm and submit names by departments, by site or as an informal group. Each time you visit the poll link, you can submit only one name idea at a time, but you can enter as many times as you like!

When thinking of ideas for our new name, please keep in mind the following guidelines:
1)	The name should not include the word “chemical.”
2)	The name should work from a global perspective, i.e., it must be acceptable in multiple languages and cultures.
3)
The name should be “scalable.” In other words, it should be able to encompass not only the current Lyondell and Basell businesses, but also the future organization as it continues to grow and possibly acquires additional products and businesses.

4)	The name should be sufficiently unique to pass the requisite trademark and domain name checks.

Lyondell is fortunate to have some of the most creative, innovative and imaginative employees in our industry!  We’re sure to generate some fantastic names for the Integration Steering Team to consider. So enter early and often – but be sure to work quickly, because this online poll opportunity will be available only until Friday, Sept. 21.

Additional Information and Where to Find It
In connection with the solicitation of proxies by Lyondell Chemical Company (the “Company”) with respect to the meeting of its stockholders to be called with respect to the proposed merger, the Company has filed a preliminary proxy statement and plans to file with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement.  STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE PRELIMINARY PROXY STATEMENT AND THE DEFINITIVE PROXY STATEMENT WHEN IT IS FINALIZED AND DISTRIBUTED TO THE STOCKHOLDERS BECAUSE EACH CONTAINS IMPORTANT INFORMATION. Stockholders will be able to obtain a free-of-charge copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s web site at http://www.sec.gov. Stockholders will also be able to obtain a free-of-charge copy of the proxy statement and other relevant documents (when available) by directing a request by mail to Lyondell Chemical Company, Investor Relations, 1221 McKinney Street, Suite 700, Houston, Texas 77010, telephone (713) 309-4590, or from the Company’s website at www.lyondell.com.

The Company and certain of its directors and executive officers may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of the persons who may be “participants” in the solicitation is set forth in the Company’s preliminary proxy statement and annual reports on Form 10-K (including any amendments thereto), previously filed with the SEC, and will be included in the definitive proxy statement and other relevant materials to be filed with the SEC when they become available.